Exhibit (h)(22)

                         Denver Investment Advisors LLC
                        ALPS Mutual Funds Services, Inc.
                               c/o Westcore Trust
                           370 17th Street, Suite 3100
                             Denver, Colorado 80202



October 1, 2002


Jack Henderson
Chairman
Westcore Trust
1600 Broadway  Suite 1410
Denver, CO  80202

Re:  WESTCORE TRUST (THE "TRUST")

Dear Mr. Henderson:

By our execution of this letter agreement (this "Agreement"), the undersigned parties agree that in order to improve the performance of certain of the Trust's portfolios, they will voluntarily waive a portion of the investment advisory and/or administration fees and/or reimburse additional Trust expenses for the period commencing October 1, 2002 through September 30, 2003 so that total annual operating expenses of each portfolio of the Trust do not exceed the amounts set forth in column 6 of Attachment A.

The parties acknowledge that they will not be entitled to collect on or make a claim for waived fees or reimbursed expenses at any time in the future. The parties agree to continue such waivers for the applicable Funds at least through September 30, 2003.

The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987 as amended July 16, 1990 and as may be further amended from time to time which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

ALPS MUTUAL FUNDS SERVICES, INC.        DENVER INVESTMENT ADVISORS
LLC

By: /s/ Thomas A. Carter                By: /s/ Jeffrey D. Adams
Name: Thomas A. Carter                  Name: Jeffrey D. Adams
Title: CFO                              Title: Executive Manager

Your signature below acknowledges
acceptance of this Agreement:

WESTCORE TRUST

By: /s/ Jack D. Henderson
Name: Jack D. Henderson
Title:  Vice President

                                                                    ATTACHMENT A
                                 WESTCORE TRUST

 FEE WAIVERS AND EXPENSE REIMBURSEMENTS FOR THE PERIOD ENDED SEPTEMBER 30, 2003

                                                                                                               DENVER INVESTMENT
                                                                                                                ADVISORS LLC AND
                                                                                                                ALPS MUTUAL FUND
                                                                                                               SERVICES AGREE TO
                                                                                                              WAIVE ADMINISTRATION
                                                                                                                FEES AND DENVER
                                                                                                              INVESTMENT ADVISORS
                                                                                                              LLC AGREES TO WAIVE
                                                                                                              INVESTMENT ADVISORY
                                                                                                                  FEES AND/OR
                                                                                                               REIMBURSE EXPENSES
                                                                                                               SO THAT NET ANNUAL
                                                                                                                 FUND OPERATING
                                                                                                                EXPENSES AS SET
                                                    OTHER                                                         FORTH IN THE
                             DENVER INVESTMENT     EXPENSES                                                   PROSPECTUS WILL NOT
                              ADVISORS LLC-       BEFORE FEE      TOTAL ANNUAL                                EXCEED THE FOLLOWING
                               CONTRACTUAL         WAIVERS       FUND OPERATING                                 AMOUNTS UNTIL AT
                                INVESTMENT        (AS A % OF     EXPENSES BEFORE     TOTAL FEE WAIVER AND     LEAST SEPTEMBER 30,
                             ADVISORY FEES (AS      AVERAGE          WAIVERS        EXPENSE REIMBURSEMENT       2003 (AS A % OF
                              A % OF AVERAGE       DAILY NET   (AS A % OF AVERAGE    (AS A % OF AVERAGE        AVERAGE DAILY NET
        FUND                 DAILY NET ASSETS):     ASSETS):    DAILY NET ASSETS):    DAILY NET ASSETS):            ASSETS):
        ----                 ------------------     --------    ------------------    ------------------            --------
MIDCO GROWTH                       0.65%             0.68%           1.33%                 (0.18)%                   1.15%
GROWTH AND INCOME                  0.65%             0.96%           1.61%                 (0.46)%                   1.15%
BLUE CHIP                          0.65%             0.68%           1.33%                 (0.18)%                   1.15%
MID-CAP OPPORTUNITY                0.75%             2.00%           2.75%                 (1.50)%                   1.25%
SMALL-CAP OPPORTUNITY              1.00%             0.75%           1.75%                 (0.45)%                   1.30%
SMALL-CAP GROWTH                   1.00%             1.11%           2.11%                 (0.81)%                   1.30%
SELECT                             0.65%             0.94%           1.59%                 (0.44)%                   1.15%
FLEXIBLE INCOME                    0.45%             1.32%           1.77%                 (0.92)%                   0.85%
PLUS BOND                          0.45%             0.62%           1.07%                 (0.52)%                   0.55%
COLORADO TAX-EXEMPT                0.50%             0.62%           1.12%                 (0.47)%                   0.65%
INTERNATIONAL FRONTIER FUND        1.20%             1.15%           2.35%                 (0.85)%                   1.50%
INTERNATIONAL SMALL-CAP
  VALUE FUND                       1.05%             0.88%           1.93%                 (0.43%)                   1.50%
MICRO-CAP FUND                     1.30%             1.02%           2.32%                 (0.72%)                   1.60%